Exhibit 107

Calculation of Filing Fee

Form S-11

(Form Type)

StratCap Digital Infrastructure REIT, Inc.

(Exact Name of Registrant as Specified in Governing Instruments)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Primary Offering, Class D, Class I, Class S and Class T Common Stock, $0.01 par value per share	457(o)	—	—	$500,000,000	0.00015310	$76,550.00	—	—	—	—
	Equity	Distribution Reinvestment Plan, Class D, Class I, Class S and Class T Common Stock, $0.01 par value per share	457(o)	—	—	75,000,000	0.00015310	$11,482.50	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$575,000,000		$88,032.50
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$88,032.50

(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Represents an indeterminate number of shares to be offered by the Registrant from time to time, with an aggregate offering amount of $575,000,000. The Registrant reserves the right to reallocate the shares of common stock being offered between the primary offering and the distribution reinvestment plan.